LCC Contact:
Kenny Young, Chief Marketing Officer
kenny_young@lcc.com
+1.703.873.2075

LCC International to Expand European Operations
Through Acquisition of WFI’s EMEA Business

LCC Plans to Leverage Scale to Accelerate Profitable Growth in EMEA Region

MCLEAN, VA — March 09, 2007 — LCC International, Inc. (NASDAQ: LCCI) today announced that it has signed a definitive agreement to purchase the equity interests of Wireless Facilities, Inc.’s (NASDAQ: WFII) Europe, Middle East and Africa (EMEA) business for a cash purchase price of $4 million. The agreement is subject to customary closing conditions and the Company anticipates the transaction will close in the first quarter of 2007. LCC expects that exclusive of integration costs the acquisition will be accretive to earnings on a GAAP basis in 2007.

Through this acquisition, LCC expects to:

•	Broaden its presence within France, Sweden and Turkey

•	Expand its customer portfolio with other world-class clients

•	Deepen and expand its UK deployment business with engineering capabilities

•	Establish a broader base to expand its portfolio of products and services

•	Leverage the scale it has built in EMEA to further enhance profitability

“This acquisition presents an extraordinary opportunity to expand our operations throughout Europe and further leverage the scale, intellectual capital and management experience that we currently have in EMEA,” stated LCC President and Chief Executive Officer Dean Douglas. “LCC’s EMEA operations have shown steady growth across both the mature and emerging markets of EMEA and have delivered consistent bottom-line improvement during the past eight quarters. With the acquisition of WFI’s EMEA business, we can increase the leverage of our existing operations to accelerate profitable growth in this region. We now have the scale and presence combined with the leadership experience necessary to deliver a broader set of services to more customers. We expect to provide our customers a seamless integration as we continue to capitalize on the exciting opportunities we see in EMEA.”

Funding for the transaction is being provided by the Bank of America under a $6.5 million revolving credit facility. In 2006, WFI’s EMEA operations generated revenues of approximately $17 million.

About LCC International, Inc.
LCC International, Inc. is a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include those relating to the benefits resulting from LCC’s acquisition of WFI’s EMEA business. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

# # #